Exhibit 10.1

Equity Investment Agreement

Party A: Xianning Xiangtian Energy Holding Group Co. Ltd.

Party B: Shuiqing Zhen ID # 422301197503275175

Party C: Dahuan Chen ID# 42230119570101535

Party A is Xianning Xiangtian Energy Holding Group Co. Ltd and has several subsidiaries. Party B and Party C incorporated Hubei Rongentang Wine Co., Ltd. (“Rongentang Wine”) in August 2011, which company is engaged in manufacturing and sale of wine. Party B and Party C incorporated Huibei Rongentang Herbal Wine Co. Ltd. (“Herbal Wine”) in February 2016, which company is engaged in manufacturing and sale of medicinal wine. In order to develop and expand Party A’s market share and meet the development requirement of Rongentang Wine and Herbal Wine, Party A, Party B and Party C agree to the following terms according to the principle of equality, mutual benefit and consensus.

Article I – Equity Investment

Party A agrees to make an equity investment in Rongentang Wine and Herbal Wine. The details are following:

1.	Party A agrees to make an equity investment in Rongentang Wine and Herbal Wine.

2.	Based on the audit conducted by Daxin Accounting Firm (special general partnership), the assessment given by Hubei Jiuyu Real Estate Appraisal Co. as the appraiser, and the due diligence conducted by Hubei Kaicheng law firm as the legal counsel, Parties A, B and C decided the final amount of Party A’s investment into Renentang Wine and Herbal Wine to be RMB 67,500,000, which will be used to increase the registered capital of Rongentang Wine and towards the equity interest of Herbal Wine transferred from Party B and Party C to Party A.

3.	Rongentang Wine and Herbal Wine share the same facilities and operating equipment. The assessment in Article I Section 2 was made by considering the total assets of both Rongentang Wine and Herbal Wine (excluding intangible assets and goodwill).

4.	Capital Increase Plan for Rongentang Wine and Herbal Wine:

(1)	Party A, Party B and Party C agree that Rongentang’s registered capital shall be increased from RMB 6,000,000 to RMB75,000,000, representing a capital increase of RMB69,000,000 (only increase in registered capital) and Party A will acquires 90% of Rongentang Wine’s ownership with cash payment of RMB 67,500,000. Party B currently holds 65% of Rongentang Wine’s ownership with registered capital of RMB6,000,000 and agrees to transfer this ownership to Party C. Party B and Party C shall negotiate the details of transferring ownership. Party C agrees to acquire 10% of Rongentang Wine after the increase of registered capital. Party C agrees to contribute RMB 1,500,000 to the registered capital to complete its contribution obligation on holding 10% of equity interest of Rongentang Wine.

(2)	Party A and Party C will become co-owners of Rongentang Wine after the completion of capital increase plan. Party A shall own 90% of ownership and Party C shall own 10% of ownership of Rongentang Wine.

(3)	Party A and Party C agree that upon the closing (which shall be the date of registration of ownership change with local government), Party A and Party C shall have voting rights and profit-sharing rights according to the percentage of ownership and shall perform the corresponding obligations.

5.	Investment Plan of Herbal Wine:

Party B and Party C agree to transfer their ownerships of Herbal Wine to Party A. Party B shall transfer 65% ownership interest of Herbal Wine to Party A and Party C shall transfer 25% ownership interest of Herbal Wine to Party A. Party A will ultimately have 90% of ownership of Herbal Wine and Party C will have 10% of the ownership after the transfer. According to Sections 2 and 3 of Article I, Party A does not need to pay additional consideration for this ownership transfer.

6.	Payment Method and the Purpose”

(1)	Party A, Party B and Party C agree that the total amount of investment shall be RMB 67,500,000, payable in the method under Article VI Section 2.

(2)	Within three days after the effectiveness of this agreement, Party A shall make an initial payment of RMB 60,000,000 to an escrow account jointly managed by Party A, Rongentang Wine and the bank (see escrow agreement for details).

(3)	According to Item 2, Section 6 of Article I, Party A shall complete the equity transfer registration with local government within 30 days after the effectiveness of this agreement. After the registration, Party A shall be sole entity shareholder with 90% of ownership of Rongentang Wine and Herbal Wine. Party C shall be the individual shareholder with 10% of ownership of Rongentang Wine and Herbal Wine. Within seven days after the equity transfer registration, the RMB 60,000,000 in escrow account (Account Name: Hubei Rongentang Wine Co., Ltd. Account #17680501040014098, opening bank branch: China Agriculture Bank Wenquan Branch) shall be used to pay other payables to Party B and Party C (see Audit Report 2018 No.2000701 by Daxin Accounting Firm).

(4)	The total assets for this equity investment include real property and land owned by Xianning Rongentang Wine Co. Ltd. (“Xianning Rongentang”). Party B and Party C shall transfer the title of real property and land use rights to Rongentang Wine within 90 days after the equity transfer registration. Party B and Party C shall pay the fee related to title transfer of real estate and land use right to Party A. Within 30 days after the title transfer and upon the performance under Article IV Section 7, Party A shall contribute RMB7,500,000 to the designated account by Party B and Party C to pay off the other payables of Rongentang Wine (see Audit Report 2018 No.2-00701 by Daxin Accounting Firm ).

Article II – Rights and Obligation

1.	Party A, Party B and Party C agree that Party A shall have no obligation to pay off Rongentang Wine and Herbal Wine’s debt incurred before the completion of registration in local government. Party A shall only be responsible for the debt of Rongentang Wine and Herbal Wine up to the amount of its equity investment.

2.	Party A acknowledges and agrees to comply with the revised by-laws of Rongentang Wine and Herbal Wine.

3.	Party A shall pay the investment according to the method stipulated in Article I Section 6.

4.	Party B and Party C are currently the only owners of Rongentang Wine and Herbal Wine.

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5.	Party B and Party C shall complete the capital contribution of Rongentang Wine and Herbal Wine.

6.	After the completion of registration of equity transfer with the local government, Party B shall not have a right in operation or profit-sharing and Party C shall have 10% of right and obligation.

7.	Party B and Party C acknowledge that there is no third party rights or claims (including but not limited to liens, mortgages and pledges) against the above-mentioned equity interest to be transferred to Party A.

8.	Party A shall not be responsible for any concealed or unreported debt after the effectiveness of the agreement.

Article III – Fee Related to Equity Investment

The three parties agree to handle the relevant expenses arising from the equity investment procedures stipulated in this agreement, and the three parties shall bear the relevant expenses in accordance with the relevant laws and regulations and relevant provisions.

Article IV – Other Matters

1.	This equity investment covers the assets that were audited and assessed by Daxin Accounting Firm and Hubei Jiuyu Real Estate Appraisal Co. (See Daxin Zhuanshenzi (2018) No. 2-007001 and Hubei Jiuyu Zipingzizi2018 No.0003, Huibei Jiuyu Xianfangguzizi 2018 No.0050). (See the list of physical assets and intangible assets of Rongentang Wine and Herbal Wine).

2.	The research project of Senronghua Wine, which is included in assets of this equity investment, was entrusted by Xianning Rongentang to Beijing Dianao Shihua Medicine Co., Ltd. to develop and submit the application to the government. Once the application is approved, Party B and Party C shall have an obligation to change the ownership of this research project to Rongentang Wine and pay the related expenses.

3.	During the due diligence, Party A found that Rongentang Wine provided joint liability guarantee (up to RMB 10,000,000) to China Post Savings Bank for the loan borrowed by Xianning Matang Rheumatology Hospital Co., Ltd., and the real property possessed by Rongentang Wine was pledged to secure the repayment of loan. Party A shall not has an obligation for the above guarantee liability. Party B and Party C shall have an obligation to bear this joint guarantee liability. (Note: Party B and Party C agree to pay off the loan using RMB 10,000,000 from RMB 67,500,000 of investment. The loan will expire on January 18, 2019. )

4.	As Party A has conducted due diligence on the assets and liabilities of Rongentang Wine and Herbal Wine, Party A shall not bear any liability on the other debts before the closing date that Party B and Party C conceal and fail to disclose, and responsibilities raising therefrom shall be borne by Party B and Party C.

5.	As Party A has conducted audit of Rongentang Wine and Herbal Wine, Party A shall not bear any tax risks before the closing date that Party B and Party C conceal or fail to disclose, and liabilities raising therefrom shall be borne by Party B and Party C.

6.	Party A shall have the sole discretion on whether to retain the current employees of Rongentang Wine and Herbal Wine. Party B and Party C shall handle the issues related to employee that Party A discharges. Party A does not have any obligation to handle it.

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7.	Trademark “Rongentang” is owned by Xianning Rongentang. Party B and Party C shall assist to obtain a three-year royalty-free license from Xianning Rongentang.

8.	Intellectual Property License:

(1)	After the closing date, Rongentang Wine and Herbal Wine can use “Zhenshi Fengshibing Maqianzi Method” of National Cultural Heritage or Matang Rheumatology Hospital when marketing “Ludiyiyuan” Wine.

(2)	Party B and Party C have informed Party A that Trademark “Rongentang” and related intellectual property are owned by Xianning Rongentang (its majority shareholder is Shanghai Hongxin Yiliao Investment Co., Ltd.) and that Party B and Party C have obtained the permission from Xianning Rongentang.

(3)	Rongentang Wine and Herbal Wine shall not allow any third party to use the same or similar wording, and shall not act in a manner that is detrimental to the National Intangible Cultural Heritage or Matang Rheumatology Hospital. Otherwise, Party B and Party C have right to terminate the license immediately.

9.	Party B shall obtain the shareholder’s rights and obligations since the closing date. Party B and Party C shall assist Party A with its rights and obligations and complete relevant procedures and paperwork.

Article V – Term and Termination

When one of the following circumstances occurs, any party may modify or terminate this agreement:

1.	When any breach of contract caused by any party seriously affects the economic interests of all parties and makes contract performance meaningless.

2.	When any party fails to perform or improperly perform its obligations under this agreement, and has not implemented effective remedy within 15 days after the other parties’ written notice requesting performance of its obligations.

3.	When the representation and warranties that made by any party or the documents or the relevant information submitted by any party are proved to be false, incomplete or materially misleading.

Article VI – Indemnification

1.	If any party fails to perform or seriously violates any of the terms of this agreement, the breaching party shall compensate the non-breaching party for all economic losses. Unless otherwise provided in the agreement, the non-breaching party has the right to request the termination of this agreement and is entitled to claim compensation from breaching party for all economic damages.

2.	If Party A fails to perform its contractual obligations in accordance with Article I Section 6 of this agreement, the late payment fee shall be assessed daily based on interest rate of the bank’s commercial loan interest rate for the same period of delay.

3.	If one party breaches this agreement, the non-breaching party has the right to take one or more of the following remedies to enforce its right:

(1)	Require the breaching party to perform;

(2)	Temporarily stop performance of its own obligation until the breaching party resumes its performance;

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(3)	Require the breaching party to compensate the loss of the non-breaching party and the expenses incurred for enforcement;

(4)	Any benefit derived by the breaching party shall be paid to the non-breaching party;

(5)	In the event that the legal requirements or the conditions for termination of the agreement as agreed in this Agreement are fulfilled, this agreement shall be terminated by written notice, and the notice of termination shall take effect from the date of notice delivery; and

(6)	Any other remedies provided by the laws or under this agreement.

Article VII – Confidentiality

1.	No party may disclose to any third parties any trade secrets or related information that is obtained during the performance of the agreement without the written consent of the other parties, or disclose the contents of this agreement and related information to any third party.

2.	This article is an independent clause and is valid regardless of whether the agreement is executed, modified, rescinded or terminated.

Article VIII – Alternative Dispute Resolution

The parties shall attempt in good faith to resolve any dispute arising out of or relating to this agreement promptly by negotiations among the parties. If the matter has not been resolved by negotiation, the parties may pursue all legal and equitable actions. Venue for any such proceeding shall be in the local courts where the property is located.

Article IX – Execution and Other Provisions

1.	This agreement shall take effect on the date upon execution by the legal representatives of all parties.

2.	Any matters not covered in this Agreement shall be mutually negotiated and agreed upon by all parties in accordance with the principle of mutual understanding and cooperation and be set forth in supplemental agreements. The supplemental agreement shall have the same force and effect as this Agreement.

3.	The execution, effectiveness, explanation, termination and dispute resolution of this Agreement shall be governed by Chinese law.

4.	This Agreement shall be executed in three copies with each party holding one copy respectively.

Party A: Xianning Xiangtian Energy Holding Group Co., Ltd. (Stamped)

Legal Representative: /s/ Zhou Deng Hua

Party B:	/s/ Shuiqing Zhen

Party C:	/s/ Dahuan Chen

Date: December 14, 2018

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